EXHIBIT 99.1

NewMarket Corporation Reports Second Quarter and First Half 2020 Results
•Second Quarter Results Significantly Affected by COVID-19 Restrictions
•Second Quarter Shipments Down 24%, Driving Revenue and Earnings Reductions
•Focus Remains on Investing in Long-Term Success of the Company
Richmond, VA, July 29, 2020 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2020.
Net income for the second quarter of 2020 was $22.3 million, or $2.05 per share, compared to net income of $74.2 million, or $6.63 per share, for the second quarter of 2019. For the first half of 2020, net income was $107.9 million, or $9.78 per share, compared to net income of $136.4 million or $12.20 per share, for the first half of last year.
Sales for the petroleum additives segment for the second quarter of 2020 were $408.7 million, down from $560.8 million in the second quarter of 2019. Petroleum additives operating profit for the second quarter of 2020 was $33.1 million, compared to $103.0 million for the same period last year. Shipments were down 24.4% from the same period last year, with decreases in both lubricant and fuel additives shipments. Lower shipments were the primary driver of the lower operating profit. During the quarter, we saw no significant impact on profits from changes in raw material costs.
Petroleum additives sales for the first half of the year were $966.1 million compared to sales in the first half of last year of $1.1 billion. Petroleum additives operating profit for the first half of the year was $146.7 million compared to $190.9 million for the first half of 2019. Shipments decreased 9.6% between periods, with decreases in both lubricant additives and fuel additives shipments.
As we had anticipated and communicated in our first quarter 2020 earnings release, the second quarter of the year was significantly impacted by the COVID-19 pandemic and the resulting government restrictions on the movement of people, goods and services to combat the spread of the virus. In April 2020, gasoline consumption in the United States was at the lowest point it has been in over 50 years. Also at one point in April 2020, miles driven in the United States reached a level that was about 50% lower than levels seen in the first quarter of the year, and miles driven in most areas of Western Europe reached levels that were about 50% to 90% lower than levels seen in the first quarter. With dramatically less travel and miles driven, and with less industrial production, specifically with automobile plant closures, global demand for both lubricant and fuel additives declined substantially. Shipments to customers in the second quarter were down 25.1% from the first quarter of the year. Our North America and Europe regions experienced the most significant decreases in shipments when compared to both the same quarter last year and the first quarter of 2020. While all three months saw decreased shipments, our overall low point was in May. In June, we saw some improvement, particularly in North America, and in the Asia Pacific region where shipments were on par with June 2019.
At this point we cannot predict how long the downturn will last, though we have seen some signs of improvement. In addition to the increased shipments in June, we are seeing substantial improvements in miles driven in both North America and Western Europe, and vehicle production is resuming around the world. The pace of improvement will depend heavily on the rate at which government restrictions are lifted and remain lifted. Our regions will see varying effects on demand, based on our product portfolio, our geographic coverage and the differing government responses to the pandemic.
The chemical industry and our products are recognized as essential for the transportation of goods and services. We are mindful first and foremost of our responsibility to protect the health and safety of our employees and have procedures in place at each of our operating facilities to help ensure their well-being. We are pleased that, with only a very few government-ordered, short-term exceptions, all of our company locations around the world continued to operate safely throughout the second quarter of 2020. Our employees have worked tirelessly to adapt and do what is necessary to continue to operate safely around the world, and I am proud of them. Because of their efforts, we have been able to work diligently with our customers to ensure their supply demands are met throughout this unusual period.

We have continued with our long-term plans to invest in both capital improvements and research and development in support of our customers, and with prudent use of cash to provide shareholder value, including dividends and repurchases of common stock. We are well-positioned to stay the course with a strong balance sheet, conservative fiscal policies, and a dedicated team focused on the future.
During the first half of 2020, we funded capital expenditures of $40.1 million, paid dividends of $41.9 million, and repurchased 267,128 shares of our common stock for a total of $100.0 million, through a combination of cash from operations and borrowings under our revolving credit facility.
As we navigate the current economic downturn, our business decisions will continue to be focused on the long-term success of our company, including emphasis on satisfying customer needs, generating solid operating results, and promoting the greatest long-term value for our shareholders, customers and employees. We believe the fundamentals of how we run our business – a long-term view, safety and people first culture, customer-focused solutions, technology-driven product offerings, and a world-class supply chain capability – will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, July 30, 2020, to review second quarter 2020 financial results. You can access the conference call live by dialing 1-844-407-9500 (domestic) or 1-862-298-0850 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until August 6, 2020 at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 35677. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/35677. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden or sharp raw material price increases; competition from other manufacturers; current and future governmental regulations; the gain or loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters; terrorist attacks and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2019 Annual Report on Form 10-K and Part II. Item 1A. “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Petroleum additives	$408,703	$560,824	$966,075	$1,093,503
All other	2,161	2,593	4,206	6,530
Total	$410,864	$563,417	$970,281	$1,100,033
Segment operating profit:
Petroleum additives	$33,061	$102,992	$146,732	$190,855
All other	(399)	(342)	(64)	169
Segment operating profit	32,662	102,650	146,668	191,024
Corporate unallocated expense	(5,467)	(4,275)	(9,698)	(9,369)
Interest and financing expenses	(7,005)	(7,741)	(14,109)	(15,753)
Other income (expense), net	7,078	6,057	14,485	11,597
Income before income tax expense	$27,268	$96,691	$137,346	$177,499
Net income	$22,349	$74,174	$107,890	$136,379
Earnings per share - basic and diluted	$2.05	$6.63	$9.78	$12.20

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$410,864	$563,417	$970,281	$1,100,033
Cost of goods sold	314,126	392,584	692,636	776,331
Gross profit	96,738	170,833	277,645	323,702
Selling, general, and administrative expenses	35,432	35,021	71,147	71,794
Research, development, and testing expenses	33,549	37,137	69,055	70,361
Operating profit	27,757	98,675	137,443	181,547
Interest and financing expenses, net	7,005	7,741	14,109	15,753
Other income (expense), net	6,516	5,757	14,012	11,705
Income before income tax expense	27,268	96,691	137,346	177,499
Income tax expense	4,919	22,517	29,456	41,120
Net income	$22,349	$74,174	$107,890	$136,379
Earnings per share - basic and diluted	$2.05	$6.63	$9.78	$12.20
Cash dividends declared per share	$1.90	$1.75	$3.80	$3.50

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$102,064	$144,397
Trade and other accounts receivable, less allowance for credit losses	297,862	335,826
Inventories	354,821	365,938
Prepaid expenses and other current assets	35,277	33,237
Total current assets	790,024	879,398
Property, plant, and equipment, net	639,344	635,439
Intangibles (net of amortization) and goodwill	130,903	131,880
Prepaid pension cost	139,481	133,848
Operating lease right-of-use assets	55,935	60,505
Deferred charges and other assets	43,450	44,062
Total assets	$1,799,137	$1,885,132
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$127,401	$178,773
Accrued expenses	62,004	77,350
Dividends payable	18,530	19,217
Income taxes payable	3,508	10,632
Operating lease liabilities	12,592	14,036
Other current liabilities	9,948	8,887
Total current liabilities	233,983	308,895
Long-term debt	690,292	642,941
Operating lease liabilities - noncurrent	42,942	46,792
Other noncurrent liabilities	196,635	203,406
Total liabilities	1,163,852	1,202,034
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 10,923,999 at June 30, 2020 and 11,188,549 at December 31, 2019)	281	1,965
Accumulated other comprehensive loss	(176,652)	(162,748)
Retained earnings	811,656	843,881
Total shareholders' equity	635,285	683,098
Total liabilities and shareholders' equity	$1,799,137	$1,885,132

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Six Months Ended June 30,
	2020	2019
Net income	$107,890	$136,379
Depreciation and amortization	42,356	43,716
Cash pension and postretirement contributions	(5,152)	(4,869)
Working capital changes	(60,072)	(27,079)
Deferred income tax expense	3,322	4,154
Capital expenditures	(40,088)	(23,219)
Net borrowings (repayments) under revolving credit facility	47,059	(87,296)
Repurchases of common stock	(100,000)	0
Dividends paid	(41,916)	(39,158)
All other	4,268	(2,449)
(Decrease) increase in cash and cash equivalents	$(42,333)	$179

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net Income	$22,349	$74,174	$107,890	$136,379
Add:
Interest and financing expenses, net	7,005	7,741	14,109	15,753
Income tax expense	4,919	22,517	29,456	41,120
Depreciation and amortization	20,709	21,492	41,568	43,146
EBITDA	$54,982	$125,924	$193,023	$236,398